UNITED STATES

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SCHEDULE 14A

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FS INVESTMENT CORPORATION II

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FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

OPERATOR: Good morning and welcome to the FS Investment Corporation II fourth quarter and full year 2017 earnings call. Please note that the FS Investment Corporation II may be referred to as FSIC II, the fund, or the company throughout the call. Today’s conference is being recorded. An audio replay of the conference call will be available for 30 days on FSIC II’s webpage, at www.fsinvestments.com. Please note that this call is the property of FSIC II. Any unauthorized rebroadcast or other use of this call in any form is strictly prohibited. I would also like to call your attention to the customary disclosure in FSIC II’s filings with the SEC regarding forward looking statements. Today’s conference call includes forward looking statements and we ask that you refer to FSIC II’s most recent filing with the SEC for important factors that could cause actual results or outcomes to differ to or from those statements. FSIC II does not undertake to update its forward looking statements unless require to do so by law. Please also note that today’s conference call includes certain financial figures that may have been rounded. To obtain copies of FSIC II’s latest filings with the SEC, please visit the FS Investments website or visit the SEC’s website at www.sec.gov. There will be a question and answer session at the end of this call. I will now turn the call over to Zach Klehr, Executive Vice President of FS Investments. Mr. Klehr please begin.

ZACHARY KLEHR: Welcome to FS Investment Corporation II’s fourth quarter and full year 2017 earnings call. On today’s call, we will provide a summary overview of the transaction we announced in December and the progress we’ve made on several key fronts since announcing our partnership with KKR. Following my remarks, Brian Gerson, our Head of Private Credit at FS Investments, will provide perspective on the current lending environment and discuss our financial results for the quarter and full year end of December 31st, 2017. I will then provide a few closing comments before we open the call for questions.

Over the past ten years, we’ve seen the direct lending market evolve into a much competitive and dynamic space. While we believe the scale and breadth of our platform is a significant advantage going forward, we expect increased competition within the middle market and consolidation within the sector BDC sector. To position FSIC II and our platform for further success, we must continue to evolve the financing solutions we offer and further leverage our scale, access a broader set of investment opportunities, and better serve our portfolio companies and sponsors.

To this end, FS and KKR announced in December, a partnership to manage all FSIC funds, including FSIC II, as well as the BDCs currently managed by KKR, including Corporate Capital Trust and Corporate Capital Trust II. Through this partnership, we will create the premier alternative lending platform in the industry with over $18 billion in assets, 150 sponsor relationships, and 325 portfolio companies. We believe that certainty, stability, and scale of the newly announced partnership along with the expansion of our internal credit investment team will create significant value for our investors and position FS to remain a leader within the BDC space.

As part of the partnership, FSIC II will be able to co-invest across the full breadth of KKR’s credit platform, which we believe will create access to expanded deal flow, and new sources of income and return. We believe a more diverse set of investment channels with broader financing solutions will help drive deal flow, increase our ability to optimize the fund’s portfolio, and position us to generate better risk adjusted returns for our stockholders. By providing a full suite of differentiated lending solutions, including KKR’s full scale capital markets capability, we can better support our borrowers’ needs during the lifecycle of their businesses. This will position us to build stronger relationships, improve our asset selection, and win more deals. Once FSIC II enters into a new advisory agreement, the fund management fee will be permanently lower from 1.75 percent to 1.5 percent, while the fund’s annualized hurdle rate will be lowered from 7.5 percent to 7 percent, which aligns to the CCT funds as well as the hurdle rate set by some of the largest publicly traded BDCs.

Finally, since filing the definitive proxy solicitation statement with the SEC on January 18th, 2018, we have made significant progress toward obtaining the necessary stockholder approvals. Based on the positive momentum we’ve seen commencing with solicitation, we currently expect to receive all necessary approvals for the FSIC franchise ahead of the closing of the proxy window. Furthermore, of those stockholders voting, the overwhelming majority have voted in favor of the proposals to approve both the co-advisory and joint advisory agreements, respectively. With that, I’d like to now turn the call over to Brian to discuss market conditions and our investment results during the fourth quarter and full year.

FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

BRIAN GERSON: Thanks, Zach. Over the past several quarters, we have commented on the generally tight yield and competitive environment. Those conditions remain firmly in place during the fourth quarter and throughout 2017 as pricing powers skewed to issuers. New CLO formation and strong investor demand for floating rate assets more than met 2017’s heavy new issuance volumes. Especially in these markets, careful credit selection and market discipline are critical. We’ve maintained our focus on first lien senior secured debt with strong risk adjusted returns. As the portfolio is fully ramped, all primary focus during the quarter was on leveraging the capital base of our BDC platform to improve the liquidity and operating efficiencies of our portfolio companies.

New direct origination activity was approximately $343 million during the quarter, including unfunded commitments and $1.5 billion for the full year. As of December 31, 2017, direct originations represented 83 percent of the portfolio based on fair value, unchanged from the previous quarter. The fund has grown its allocation to direct originations over time by leveraging the combined purchasing power across all of FS Investments BDCs. Direct originations typically offer higher yields relative to the broadly syndicated market and allow for greater control over the underwriting process, which we view as critical especially during periods of market volatility. Our allocation to core investment strategies, which include direct originations and opportunistic investments represented approximately 97 percent of the fund’s portfolio based on fair value as of December 31, 2017, compared to 96 percent during the previous quarter.

Broadly syndicated loans and other investments represented three percent of the portfolio based on fair value as of December 31, 2017. We have maintained our full debt as the fund’s investments in first lien secured loan represented approximately 74 percent of the fair value of the portfolio as of December 31, 2017, up from 70 percent the previous quarter. We believe this focus is reflected in the strength of the portfolio’s credit quality. As of December 31, 2017, five assets were non-accrual representing 0.4 percent based on fair value, and approximately 0.5 percent based on amortized cost. As of December 31, 2017, the fund’s estimated gross portfolio yield, prior to leverage and excluding non-income producing assets was 9.8 percent based on amortized cost, compared to 9.9 percent as of September 30th, 2017.

Turning to the fund’s performance, net investment income was 24 cents per share for the quarter ended December 31, 2017, compared to 19 cents for the previous quarter. For the quarter ended December 31, 2017, the fund paid regular cash distributions of approximately $61 million dollars or 19 cents per share. The fund’s distributions were fully covered through net investment income. FSIC II’s annual distribution rate was 8.57 percent, based on the fund’s distribution reinvestment price of $8.80 per share, as of December 31, 2017.

FSIC II’s net asset value as of December 31, 2017, was $8.73 per share, compared to $8.96 per share as of September 30th, 2017, and $8.90 per share as of December 31, 2016. The decline in the fund’s NAV during the quarter and full-year ended 2017 was primarily driven by unrealized depreciation across a select number of second lien and equity holdings. While equity investments are not a core focus of our senior debt-focused origination strategy, and the majority of our equity investments are restructured equity positions, we remain confident in the long term potential of these investments and expect to reduce our equity exposure over the next 12 to 18 months. It is important to note that we, along with our board of directors, work with independent, third party valuation service providers to mark to market 100 percent of the this investment portfolio each quarter.

Looking forward, we believe the portfolio is well-positioned in the current competitive environment to help generate strong risk adjusted returns for our stockholders. I’ll now turn the call back to Zach for some closing comments and our outlook going forward.

ZACHARY KLEHR: Thanks, Brian. Upon completing the proxy and transition process, we will focus on optimizing the collective FS and KKR BDC platform to create value for our investors. As part of that effort, we are considering potential mergers of our BDCs that comprise the FS and CCT franchises, which represent FS and KKR’s middle-market diversified direct-lending BDC platform. We continue to believe that merging these entities will provide business and operational synergies that will expand long-term stockholder value, specifically through reductions in administrative costs, further expansion and diversification of the investment portfolios and the optimization of our capital structure with lower borrowing costs. Any mergers will, among other things, be subject to market conditions and review and approval from each fund’s respective independent board of directors.

FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

We appreciate your time today and hope you have a better sense of the progress we’ve made in executing on our transition plan. As you’ve come to expect from FS, we’ll continue to communicate with our stockholders and their financial advisors throughout this transitionary period and remain focused on delivering strong returns for our investors.

At this time, I’d like to open up the line for questions, our operator will take a moment to explain the queueing process, Nicole?

OPERATOR: At this time, I would like to remind everyone, in order to ask questions, please press * 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, if you would like to ask a question, please press * 1 on your telephone keypad. Your first question comes from the line of Dan Davis, from LPL. Your line is open.

DAN DAVIS: Good morning. My question is how do you see the liquidity aspect of this playing out so that you guys go full cycle and then if it plays out that way, do you see it being something that clients have the ability to stay in, or pull out? How do you see that all working?

ZACHARY KLEHR: Sure. Let me expand upon what I said in my prepared remarks. So, currently, making the assumption that the transaction is consummated and that KKR and FS enter into a joint venture advisory agreement, we will have six middle market focused BDCs, FSIC I, II, III, and IV, as well as CCT I and CCT II. CCT I and FSIC I are both already publicly traded. And not trading at a premium to NAV and not trading close to NAV. So step one will be to take action to work to improve those stock prices.

That may entail a merger of those two entities together, and then a concerted effort around investor relations and institutional education about the benefits of our platform, so we can raise that stock price. I think we would all agree that FSIC II, which is fully optimized, is carrying an appropriate amount of leverage, has a decent allocation, a very healthy allocation, to direct originations compared to some of our funds, is close to getting ready for a liquidity event. That said, none of us would be happy if we were to merger into FSIC I and see FSIC II trade down and the stockholders bear a 20 percent decline in value. That is not a positive outcome. And so we’re going to be patient and work to increase FSIC I’s stock price. That’s going to be driven by market conditions, and part of the things that we can control through investors outreach. And so that is the next step.

When conditions are ripe for a potential merger of FSIC II into a public entity, to answer your question, shareholders will absolutely have the right to stay in. Many of our FSIC I shareholders continue to hold that fund today. They enjoy the income off of that and they are comfortable with the occasional volatility we see in the public market. And so those are our next steps. We’re going to effectuate the mergers, but we’re not going to rush them and we’re going to wait until market conditions cooperate.

DAN DAVIS: And FS Energy?

ZACHARY KLEHR: FS Energy, we just had that shareholder call earlier today and that recording will be available on our website, hopefully by the end of the day. FS Energy will likely be a separate listing of a separate platform. We think there is a place in the BDC market for sector specific, energy-focused credit funds, and we think there is a unique institutional investor base for that fund. That will most likely be a listing, not a merger.

DAN DAVIS: Thank you.

OPERATOR: Your next question comes from the line of Paul Damon from SCM. Your line is open.

PAUL DAMON: Hi. Thank you for the opportunity to get the information. My question is could you give a little more color around how do you anticipate being able to impact the NAV. FSIC obviously and CCT and these funds have been just brutally battered by Wall Street. And specifically could you speak to one of the things that I see analysts always looking for is growth of NAV and growth of income. Have you considered reducing the dividend on your funds and reinvesting some of that capital rather than paying it out in the dividend, to try to grow the NAV and income?

FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

ZACHARY KLEHR: Yeah. Let me start that answer, and then I’m going to turn it over to Brian, who has a lot of experience in the BDC space on the public market side. So let me make an observation about where we’re trading and I won’t try to predict the public markets. I’m not sure it’s Wall Street driven. I think a lot of it is self-inflicted by our collective shareholder base. And let me expand on that. One, for FSIC with this transition, the markets and shareholders, in fact nobody, likes uncertainty. And I think that through this transition, there’s some uncertainty as we move from GSO to partner with KKR. We have expended considerable resources at FS to make sure that the proxy process goes as quickly as possible. And we expect to culminate that by the end of this month / early-April. So that will provide some additional certainty for FSIC in the markets and we think will help the stock price. If you look at what I think happened there (CCT) was we saw a lot of shareholders attempt to tender in that fund. The tender was seven times over-subscribed. And when they got cut back in the tender, decided to sell their shares, and there was no buyer on the other side of that transaction, which put a ton of pressure on the stock price. And you’ve seen that. And I think of late, as some of the purchasing programs that were put in place by KKR come into effect, we see it stabilize a little bit and recover slightly. So I think those are two self-inflicted items. One of the things about the BDC space is regardless of whether you’re non-traded or traded, there is not a significant institutional investor interest in the space. There are a lot of reasons for that; some good, some not so good. And as a leader in the BDC industry, it’s incumbent on us to make changes and to get institutional focus on the space, including pensions. And so some of that requires regulatory changes, which we’re working aggressively on and a robust investor relations effort to accomplish that on the public side. And with those comments, maybe I’ll turn it over to Brian for his take on the industry and what we can do going forward.

BRIAN: Yeah. Thanks, Zach, this is Brian speaking. Look, I think at the end of the day, most BDC investors look for stability and growth in the dividend. We actually downsized the dividend at FSIC back in the fall to match what we thought, and continue to think, is the true earnings potential of the business. We think that there is opportunity to grow that over time. FSIC, and I’d encourage you to look into the earnings call, has a heavy concentration in equities which we want to rotate out of, which we think can drive NII growth, and hopefully, to the extent that we can come out of those equity positions above our mark, drive some NAV growth. But I think what we really need to focus on is just executing good new investments and putting on good new credit to drive earnings for the business. We’ve had a very successful transition with KKR.

We’ve had numerous outreach to all of our borrowers and sponsors, and we think that our client base, or our borrowers, are very excited about this transition, and we think there is a fair bit of new business that we’re going to be able to do across all of our BDCs with our KKR partnership. But at the end of the day, I think it will take a couple of quarters of us showing some good execution, good numbers, and hopefully the stock price will take care of itself.

OPERATOR: Your next question comes from the line of David Dunlap from LPL Financial. Your line is open.

DAVID DUNLAP: Hi. My question is in regards to the redemptions that are currently going on across the fund lineup. I saw where I think FS, I saw two funds were south of 30 percent I believe in the redemptions requested versus honored. Is there anything that you guys are doing right now to kind of address that situation and/or any thoughts or ability to potentially give prior redemption requests priority? It looks now that would take a half a dozen quarters or more for a person needing liquidity or redemption ability to be able to access their funds over a number of different quarterly redemption requests. Thank you.

ZACHARY KLEHR: Yeah. Thanks David, and it’s a good question. Thanks for highlighting that. And we do have a tender open now first quarter, and the expiration date of that is the 28th of the month. And you are right, last quarter we were over-subscribed across many of our funds on the platform. Unlike many other non-traded products, there are some restrictions with BDCs on how the tender process has to work. So under the 40 Act, you’re prohibited from treating investors differently. At any point in time, all investors must be treated the same and the idea of giving prioritization to one investor over another when it comes to liquidity is not allowed under the 40 Act. That also includes—we get this question all the time, if someone passes away, is there a death put? And the answer is, unfortunately, the 40 Act also doesn’t recognize death. Everyone has to be treated equally both in life and in death. So there are restrictions there, David, and I understand the rationale behind it, but the 40 Act would prohibit that. In terms of why we are seeing it—I think it’s driven by a couple factors, and I want to discuss those briefly.

FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

And each client has to make their own determination and their own decisions. One of the things we’re hearing is that many advisors are transitioning their business from brokerage or commission to advisory accounts, and there is a belief that they cannot transfer their holdings in non-traded funds into an advisory—driven by your broker dealer. Many broker dealers allow FSIC II and other non-traded funds to be held on an advisory platform. So instead of tendering before you may want because of regulatory change driven by DOL or the government, explore with your broker dealer various options so you can make the right investment decision for your clients. And again, that’s driven by a broker dealer by broker dealer basis.

DAVID DUNLAP: Thanks, and I guess the other concern I think probably that’s when we see the publicly traded securities trading at 20, 25 percent discount to NAV. Of course then the thought comes, well, why don’t I take NAV while I can? If it goes public, the likelihood—

ZACHARY KLEHR: Right.

DAVID: —of our shares trading at that discounted rate is too great.

ZACHARY KLEHR: And that is a great point, and I’m remiss if I didn’t address this in the script, and I think I said this—the gentleman who asked the first question, Dan. We’re not looking to rush this merger. We know that if we were to merge this and investors see a 20 percent decline on their statement value, and we say, congratulations, you have liquidity but your accounts were 20 percent less, that is not a good outcome. We get it. And so we are going to be patient, we’ve always said that it’ll be largely dictated by market conditions. And given where the BDC sector is trading, specifically at our funds right now, it wouldn’t be prudent to do that. So we hear you loud and clear that merging with a 20 percent discount would not be a positive outcome.

DAVID DUNLAP: Thanks.

ZACHARY KLEHR: Okay. It appears that we have no additional questions. Thank you again for joining us. We appreciate your investment and time, and your trust in us. Thank you and we’ll speak to you again next quarter.

FORWARD-LOOKING STATEMENTS

This document and its contents may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS Investment Corporation II (the “Fund”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to the Fund’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in the Fund’s operating area, failure to obtain requisite stockholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), failure to consummate the transactions contemplated by the agreements between FS Investments and KKR and the failure or inability to obtain exceptive relief as described in the Proxy Statement. Some of these factors are enumerated in the filings the Fund made with the Securities and Exchange Commission (the “SEC”) and are contained in the Proxy Statement. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document and its contents relate to proposed new investment advisory agreements for the Fund (collectively, the “Proposals”). In connection with the Proposals, the Fund has filed relevant materials with the SEC, including a

FS Investment Corporation II

Q4 2017 Earnings Call

March 15, 2018

definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Fund has mailed the Proxy Statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE FUND ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders are able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, and from FS Investments’ website at www.fsinvestments.com.

PARTICIPANTS IN THE SOLICITATION

The Fund and its directors, executive officers and certain other members of management and employees, including employees of FS Investments, KKR and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the Fund in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Fund’s stockholders in connection with the Proposals are contained in the Proxy Statement. This document may be obtained free of charge from the sources indicated above.